Exhibit 99.5

April 18, 2002

Verint Systems Inc.
234 Crossways Park Drive
Woodbury, New York 11797

Dear Sir or Madam:

        This letter confirms my consent to serve as a member of the Board of Directors of Verint Systems Inc.

        I hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to me in the Prospectus which is a part of the Registration Statement.

Confirmed:
/s/ Victor De Marines

Victor De Marines